                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                                DEP CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

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     (2)  Aggregate number of securities to which transaction applies:

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     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4)  Proposed maximum aggregate value of transaction:

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     (5)  Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

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     (2)  Form, Schedule or Registration Statement No.:

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     (3)  Filing Party:

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     (4)  Date Filed:

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

                             [DEP CORPORATION LOGO]


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                          TO BE HELD DECEMBER 5, 1997

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DEP Corporation, a Delaware corporation (the "Company"), will be held at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, on Friday, December 5, 1997 (the "Meeting"), at 10:00 a.m. (local time) for the following purposes:

     1. To elect two Class I directors to serve for three-year terms.

     2. To transact such other business as may properly come before the Meeting or any adjournment or postponement thereof.

     The Board of Directors of the Company has fixed the close of business on Wednesday, October 8, 1997 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Meeting and any adjournment thereof. The list of stockholders entitled to vote at the Meeting will be open to the examination of any stockholder during the ten days prior to the Meeting at the Company's offices, 2101 East Via Arado, Rancho Dominguez, California, during normal business hours.

     The enclosed proxy is solicited by the Board of Directors of the Company. Reference is made to the attached proxy statement for further information with respect to the business to be transacted at the Meeting.

     YOUR VOTE IS VERY IMPORTANT. TO ENSURE THAT YOUR STOCK IS REPRESENTED, WE URGE YOU TO VOTE, SIGN, AND MAIL THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING. IF YOU DO ATTEND THE MEETING, YOU MAY, IF YOU PREFER, REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON.

                                            By Order of the Board of Directors


                                                /s/ JUDITH R. BERGLASS

                                                    JUDITH R. BERGLASS
                                                         Secretary


Rancho Dominguez, California
October 31, 1997

                             [DEP CORPORATION LOGO]

                               2101 EAST VIA ARADO
                    RANCHO DOMINGUEZ, CALIFORNIA 90220-6189

                           -------------------------

                                PROXY STATEMENT

                           -------------------------

                         ANNUAL MEETING OF STOCKHOLDERS

                         TO BE HELD ON DECEMBER 5, 1997

GENERAL INFORMATION

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of DEP Corporation, a Delaware corporation (the "Company"), of proxies for use at the Annual Meeting of Stockholders to be held on Friday, December 5, 1997, at 10:00 a.m. (local time), at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, and at any adjournment or postponement thereof (the "Meeting").

     Record holders of the Company's common stock, par value $.01 per share (the "Common Stock"), as of the close of business on October 8, 1997 will be entitled to receive notice of, and to vote at, the Meeting. As of October 8, 1997, there were 6,876,140 shares of Common Stock outstanding. Presence at the Meeting, in person or by proxy, of a majority of the outstanding Common Stock will constitute a quorum for the transaction of business at the Meeting. Each share of the Common Stock will be entitled to cast one vote on each matter presented to the stockholders. Abstentions and broker non-votes will be counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions (which are effective on all matters other than the election of directors) will be considered as "against" votes for the purpose of calculating whether the requisite percentage of votes cast has approved a proposal, whereas broker non-votes will not be counted as cast.

     Shares represented by duly executed proxies received prior to the Meeting will be voted at the Meeting. Such shares will be voted in accordance with all instructions validly given by a stockholder. When no such instruction is given, the shares will be voted in accordance with the recommendation of the Board of Directors of the Company (the "Board") indicated on the proxy.

     The Company will pay all expenses of soliciting proxies. In addition to the solicitation being made hereby, solicitation may be made in person or by telephone by Company officers, directors or employees who will not be specially compensated therefor. Upon request, the Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for their reasonable expenses incurred in forwarding proxy materials to beneficial owners of the Common Stock.

     A proxy may be revoked at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by submission of a subsequent proxy or by attending and voting in person at the Meeting.

     This Proxy Statement and the enclosed form of proxy are being mailed to holders of the Common Stock on or about October 31, 1997.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following information is set forth as of October 1, 1997 with respect to the Company's chief executive officer and four most highly compensated other officers, each director and nominee, all directors and executive officers as a group, and each other person or group known to the Company to be the beneficial owner of more than 5% of the outstanding shares of the Common Stock:

                                                                      COMMON STOCK
                                                        ----------------------------------------
                                                        BENEFICIALLY      OPTIONS       PERCENT
           NAME AND ADDRESS OF BENEFICIAL OWNERS(1)       OWNED(2)     EXERCISABLE(2)   OF CLASS
        ----------------------------------------------  ------------   --------------   --------
        DIRECTORS, NOMINEES AND OFFICERS
          Robert Berglass.............................     1,914,693       153,233        27.2
          Judith R. Berglass(3).......................       510,296        38,500         7.4
          Grant W. Johnson............................        78,994        73,500         1.1
          Philip I. Wilber............................         6,000         6,000           *
          Michael Leiner..............................        15,000            --           *
          Alexander L. Kyman..........................         1,000            --           *
          Michael Nave................................         1,087            --           *
          Jerome P. Alpin.............................        68,416        47,500           *
          David Berglass..............................        23,287        10,667           *
          D. Lee Johnson..............................         8,401         6,667           *
        All Directors, Nominees and Officers (12
          Persons)                                         2,642,408       349,301        36.6
        OTHER 5% BENEFICIAL OWNERS
          None........................................            --            --          --

---------------

 *  Denotes less than 1%.

     Except as otherwise indicated, each person shown in the above table has sole voting and dispositive power over the Common Stock or options.

(1) The address for each director, nominee and officer is c/o DEP Corporation, 2101 East Via Arado, Rancho Dominguez, California 90220-6189.

(2) Includes options exercisable on October 1, 1997 or within 60 days thereafter.

(3) Includes 400,000 shares of the Common Stock held in the Berglass 1995 Irrevocable Trust dated June 27, 1995 for which Mrs. Berglass is the Trustee.

                             ELECTION OF DIRECTORS

     The Company's Board currently consists of six directors who are divided into three classes. The term of office of the Class I directors, Messrs. Kyman and Leiner, expires at the Meeting and Messrs. Kyman and Nave have been nominated by the Board to serve as Class I directors for a term of three years. The nominees have indicated to the Company their availability and willingness to serve in such capacity. However, if prior to the voting for directors, any of the nominees become unavailable or unable to serve as a director, the proxy holders will vote for a substitute nominee in accordance with their best judgment.

     Information concerning the Class I director nominees and the continuing directors, based on data furnished by them, is set forth below:

        NAME            AGE       PRINCIPAL OCCUPATION AND POSITION WITH THE COMPANY
---------------------   ----    -------------------------------------------------------
NOMINEES:
CLASS I DIRECTORS
(terms expire in
  2000)
Alexander L. Kyman      67      Alexander L. Kyman has been a director of the Company
                                since December 1994. Since January 1, 1994, Mr. Kyman
                                has been the principal of Alex Kyman & Associates, a
                                business and financial consulting firm. For over 27
                                years prior thereto he was employed by City National
                                Bank where he served as Vice Chairman for one year and
                                as President and Chief Operating Officer for eight
                                years prior thereto.

Michael Nave            60      Mr. Nave has been Publisher and President of BSB
                                Communications, Inc., publishers of beauty store and
                                professional trade magazines to the professional beauty
                                industry since 1994. Since June 1997 he has served as
                                Chairman of the Board of Mercury Distributing Company.
                                For over 25 years prior thereto he served as President
                                and Chief Executive of Mercury Distributing Company, a
                                beauty products distributorship.
CONTINUING DIRECTORS:
CLASS II DIRECTORS
(terms expire in
  1998)
Judith R. Berglass      45      Judith R. Berglass is a Senior Vice President and has
                                been employed by the Company since 1983. She has served
                                as the Company's Vice President, Corporate Development
                                since 1984, a director since 1985 and since 1986 has
                                also served as Secretary. For the three years prior to
                                joining the Company, she was Vice President of CLF
                                Associates, a management consulting firm. Mrs. Berglass
                                is the wife of the President.

Philip I. Wilber        70      Philip I. Wilber has been a director of the Company
                                since October 1993. Mr. Wilber founded Drug Emporium,
                                Inc. in 1977 and served as its President, Chief
                                Executive Officer and Chairman of the Board until 1989,
                                and as its Chairman of the Board from 1989 until his
                                retirement in January 1992. He then served as a
                                director until January 1993 and has been a consultant
                                since that time. Drug Emporium is a chain of 136
                                company-owned deep discount drug stores which also
                                provides certain services for 100 independently
                                franchised stores operating under the same name.

        NAME            AGE       PRINCIPAL OCCUPATION AND POSITION WITH THE COMPANY
---------------------   ----    -------------------------------------------------------
CONTINUING DIRECTORS:
CLASS III DIRECTORS
(terms to expire in
  1999)
Robert Berglass         59      Robert Berglass has served as President of the Company
                                since 1969 and has been Chairman of the Board of
                                Directors since 1971. Immediately prior to joining the
                                Company, he was a Vice President of Faberge, Inc. He
                                has more than 35 years of experience in the personal
                                care products industry.

Grant W. Johnson        53      Grant W. Johnson is the Senior Vice President, Finance
                                and Chief Financial Officer and has been employed by
                                the Company since 1985 and as a director since 1986.
                                For approximately eight years preceding his joining the
                                Company, he was Vice President, Finance of Vidal
                                Sassoon, Inc. Mr. Johnson, a certified public
                                accountant, also has seven years of experience with
                                Deloitte & Touche LLP.

BOARD OF DIRECTORS AND COMMITTEES

     The Board held seven meetings during fiscal 1997. Non-employee directors receive an annual retainer of $6,000, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended on a date different from a Board meeting. In addition, each non-employee director is entitled to receive $2,000 for service as chairman of a committee of the Board. During fiscal year 1997, each director attended at least 75% of all meetings of the Board and any committees of the Board on which such director served.

     Under the Company's 1992 Stock Option Plan, each director of the Company other than the Company's Chairman is entitled to receive an option grant covering 1,000 shares of the Common Stock on the last business day of each fiscal year, at an exercise price equal to the last reported sale price on such day. In July 1997, each director, other than Mr. Berglass, automatically received an option for 1,000 shares of Common Stock pursuant to the Company's 1992 Stock Option Plan. Pursuant to an amendment to such Plan that was approved by the Company's stockholders on January 9, 1996, any person becoming a director on or after August 1, 1994 will receive a one-time grant of an option to purchase 5,000 shares of the Common Stock at an exercise price equal to the last reported sale price on the date of grant. Pursuant to the foregoing amendment, if elected, on December 5, 1997 Mr. Nave will be granted an option to purchase 5,000 shares of the Common Stock at an exercise price equal to the last reported sale price on the date of grant.

     The Board currently has an Audit Committee, a Compensation and Management Stock Option Committee (the "Compensation Committee"), and an Employee Stock Option Committee. The Board does not have a standing Nominating Committee.

     During fiscal 1997, the Audit Committee's responsibilities included selecting the Company's independent auditors, examining the results of the annual audit and reviewing the Company's internal accounting controls and estimated fees for services performed by the Company's independent auditors. In addition, the Audit Committee advised the Board as to particular accounting or financial matters which came to its attention during the course of its review. Messrs. Kyman and Leiner are currently the members of the Audit Committee, which held two meetings during fiscal 1997.

     The Compensation Committee is responsible for determining compensation for the President and stock option grants to all executive officers. Messrs. Wilber and Leiner are currently the members of the Compensation Committee, which held three meetings during fiscal 1997.

     The Employee Stock Option Committee is responsible for determining stock option grants to employees who are not executive officers. Mr. Berglass is currently the sole member of the Employee Stock Option Committee, which met twice during fiscal 1997.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), requires the Company's officers and directors and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission and to furnish the Company with copies of such reports. Based on the Company's review of the copies of those reports and written representations which it has received, the Company believes that all such filings have been made.

                             EXECUTIVE COMPENSATION

     The following Summary Compensation Table sets forth compensation of the Chief Executive Officer and the four other most highly compensated executive officers of the Company for fiscal years 1997, 1996 and 1995:

                           SUMMARY COMPENSATION TABLE

                                                                        LONG-TERM
                                                                       COMPENSATION
                                                                          AWARDS
                                           ANNUAL COMPENSATION(1)     --------------
                                FISCAL     ----------------------     STOCK OPTIONS         ALL OTHER
            NAME                 YEAR      SALARY(2)     BONUS(3)     NUMBER GRANTED     COMPENSATION(4)
----------------------------    ------     ---------     --------     --------------     ---------------
Robert Berglass                  1997      $ 567,967      $    0          100,000            $ 1,750
  President and                  1996        546,892           0                0              1,750
  Chief Executive Officer        1995        523,651           0                0              1,750

Grant W. Johnson                 1997        222,500       9,999            8,500              2,416
  Senior Vice President and      1996        209,814           0                0              2,284
  Chief Financial Officer        1995        204,990           0           26,000              1,210

Jerome P. Alpin                  1997        212,300       9,999            7,500              4,579
  Senior Vice President          1996        200,168           0                0              3,419
  and General Manager,           1995        195,594      17,970           25,000              2,060
  International Sales and
  Marketing

Stephen R. Berry(5)              1997        151,900           0            3,000              1,815
  Vice President, Sales          1996        151,900           0                0              1,815
                                 1995        142,200       9,157           10,000              1,293

D. Lee Johnson                   1997        139,400       9,999            5,000              1,567
  Vice President,                1996        134,750           0                0              1,560
  Administration                 1995        103,077      17,970            8,500                848

---------------

(1) Mr. Berglass' base salary remained unchanged throughout the fiscal years shown on the table. However, during the period March 1995 through October 1995 Messrs. Berglass, Grant Johnson and Alpin participated in voluntary salary reductions which amounted to 15% for Mr. Berglass and 10% for Messrs. Johnson and Alpin.

(2) Compensation deferred at the election of the executive pursuant to the DEP Corporation Executive Deferred Compensation Plan (the "Deferred Compensation Plan") is included as salary in the year earned. The Deferred Compensation Plan was terminated in November 1995.

(3) Bonuses are included in the fiscal year earned, but are typically paid in the following fiscal year. Bonuses paid are subject to the Company's 1993 Stock Target Ownership Plan (the "1993 Plan") pursuant to which executives receive a portion of their bonus compensation in shares of Common Stock based on the fair market value of such stock. Since the 1997 bonuses paid to Messrs. Alpin, Grant Johnson and D. Lee Johnson were under $10,000, pursuant to the terms of the 1993 Plan, no percentage of such bonus was allocable to Common Stock. The fiscal 1995 bonuses paid to Mr. Alpin and Mr.
    D. Lee Johnson included the fair market value of 1,734 and 1,734 shares of Common Stock, respectively.

(4) Amounts paid in fiscal 1997 represent (i) the value of group and supplemental term life insurance provided in excess of $50,000 basic coverage of $1,350 for Mr. Berglass, $2,016 for Mr. Grant Johnson, $4,179 for Mr. Alpin, $1,415 for Mr. Berry and $1,167 for Mr. D. Lee Johnson; and
    (ii) $400 for each of the named officers as matching contributions under the Company's 401(k) plan. No contribution was made by the Company to its Profit Sharing Plan for fiscal 1997, 1996 or 1995.

(5) Mr. Berry resigned from the Company effective July 23, 1997.

CHANGE IN CONTROL BENEFITS

     The Company has entered into an Executive Severance Agreement (the "Severance Agreement") and a Retention Bonus Agreement (the "Retention Agreement") (collectively, the "Agreements") with each of the executive officers named in the Summary Compensation Table above, and certain other executive officers, with the exception of Messrs. Berglass and Berry, who are covered only by a Severance Agreement. The Agreements provide for a severance payment and a retention bonus payment should a change in control of the Company occur.

     The Severance Agreement provides an executive with a lump sum payment based on an executive's current annual base salary, as of the date of termination, as follows: (1) the President and senior vice presidents would receive payments equal to 18 months of their annual base salary, (2) certain other executive officers would receive payments equal to 12 months of their annual base salary, and (3) other vice presidents and key employees would receive payments equal to six months of their annual base salary plus one month of such employee's annual base salary multiplied by a number equal to the number of years such employee has been employed by the Company, provided, however, that the maximum payment would not exceed 18 months of such employee's annual base salary. In addition, all such executives and key employees would receive life, disability, accident and group health insurance benefits for a like period of time.

     A change in control will be deemed to have occurred if: (i) Robert Berglass, Judith R. Berglass and any controlled affiliate thereof no longer is the beneficial owner of securities of the Company representing 26% or more of the combined voting power of the Company's then outstanding securities; (ii) within a two consecutive year period, members of the Board at the beginning of such period and approved successors no longer constitute a majority of such Board, or (iii) stockholders of the Company entitled to vote thereon approve a merger or consolidation (with certain exceptions) or a plan of complete liquidation.

     Neither an executive nor a key employee is entitled to receive any compensation or benefits under the Severance Agreement subsequent to a change in control if such employee's employment is terminated (i) due to the disability of such employee, (ii) by the Company, for "just cause," as defined in the Severance Agreement or (iii) by such employee other than for "good reason," as defined in the Severance Agreement. Each Severance Agreement will terminate three years from the date of execution (August 15, 1995) and will automatically be extended for one year periods unless either party gives notice to the other of its intent not to extend the term.

     The Retention Agreement provides that in the event a change in control occurs after such executive enters into such Retention Agreement and (i) the executive remains in the employ of the Company for a period of six months after such change in control or (ii) if such executive is terminated by the Company or a successor, unless such termination is for "just cause," as defined in the Retention Agreement or voluntarily by the executive other than for "good reason," as defined in the Retention Agreement, then each executive listed on the Summary Compensation Table above, with the exception of Messrs. Berglass and Berry, will receive a lump sum payment equal to approximately six months of the executive's annual base salary.

     If payments and benefits under the Agreements pursuant to a change in control would subject such employees to excise tax under Section 4999 of the Internal Revenue Code or would result in the Company's loss of a federal income tax deduction for such payments, then such payments and benefits shall automatically be reduced to the extent necessary to avoid the imposition of such tax penalty.

     The Board believes that the Agreements, which were unanimously approved by the independent, non-management directors, reinforce and encourage the continued attention and dedication of members of the Company's management team to their assigned duties. The Agreements protect the best interests of the stockholders by assuring such executives and key employees a level of financial security and inducing such executives to remain in the employ of the Company. The Board believes that these advantages outweigh the cost of such benefits.

                                 OPTION GRANTS

     The following table shows information regarding grants of stock options during the fiscal year ended July 31, 1997 to the named executive officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                    POTENTIAL REALIZABLE
                                                                                            VALUE
                                                                                      AT ASSUMED ANNUAL
                                                                                            RATES
                                                                                       OF STOCK PRICE
                                         % OF TOTAL       EXERCISE                      APPRECIATION
                         NUMBER OF        OPTIONS          OR BASE                   FOR OPTION TERM(3)
                          OPTIONS        GRANTED IN         PRICE       EXPIRATION  ---------------------
         NAME            GRANTED(1)    FISCAL YEAR(2)     ($/SH)(1)      DATE          5%          10%
-----------------------  ---------     --------------     ---------     -------     --------     --------
Robert Berglass........   100,000            57%            $1.63       11/8/01     $125,000     $200,000
Grant W. Johnson.......     1,000             1%             1.31       7/31/02          360          800
          .............     7,500             4%             1.63       11/8/01        9,375       15,000
Jerome P. Alpin........     7,500             4%             1.63       11/8/01        9,375       15,000
Stephen R. Berry.......     3,000             2%             1.63       11/8/01        3,750        6,000
D. Lee Johnson.........     5,000             3%             1.63       11/8/01        6,250       10,000

---------------

(1) All options are non-qualified stock options and have exercise prices equal to the fair market value of the Common Stock as of June 8, 1996, except the 1,000 shares of incentive stock options automatically granted to Mr. Grant Johnson for his services as a director on July 31, 1997, which have an exercise price equal to the fair market value of the Common Stock at the date of grant. All options granted in fiscal 1997 are exercisable in three equal installments and exercisable in full three years from the date of grant. However, all options would be immediately exercisable in certain events as provided for in the Company's 1992 Stock Option Plan. The closing price for the Common Stock on the NASDAQ SmallCap Market on July 31, 1997, was $1.31.

(2) Options with respect to 174,000 shares of Common Stock were granted to employees, executives, and directors during fiscal 1997.

(3) The assumed rates of appreciation are calculated from the date of grant, based upon the fair market value of the Common Stock on such date, through the last date the option may be exercised. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock, including overall stock market conditions. The Company does not represent that the values reflected in this table will or will not be realized.

                          OPTION EXERCISES AND VALUES

     The following table presents information regarding options exercised to acquire shares of the Company's Common Stock during fiscal 1997 and the values of unexercised options held at the end of fiscal 1997:

   AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND 1997 FISCAL YEAR-END OPTION
                                     VALUES

                                                                                          VALUE OF UNEXERCISED
                               NUMBER OF                  NUMBER OF UNEXERCISED           IN-THE-MONEY OPTIONS
                                SHARES                 OPTIONS AT FISCAL YEAR END        AT FISCAL YEAR END(1)
                               ACQUIRED      VALUE     ---------------------------   ------------------------------
            NAME              ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE      UNEXERCISABLE
----------------------------  -----------   --------   -----------   -------------   -----------      -------------
Robert Berglass.............       0           $0        153,233         76,767          $ 0               $ 0
Grant W. Johnson............       0            0         73,500          7,000            0                 0
Jerome P. Alpin.............       0            0         47,500          5,000            0                 0
Stephen R. Berry............       0            0          9,000         21,000            0                 0
D. Lee Johnson..............       0            0          6,667          6,833            0                 0

---------------

(1) Based on the difference between the closing price on the NASDAQ SmallCap Market of $1.31 for the Common Stock at July 31, 1997, and the exercise price of options having an exercise price lower than such closing prices.

                         COMPENSATION COMMITTEE REPORT

     The Company's executive compensation policies are designed to develop a high quality management team and to motivate this team to achieve the Company's short-term and long-term goals. With this in mind, the Company seeks to develop overall compensation programs which provide the competitive compensation levels necessary to attract and retain experienced, innovative, and well-qualified executives from the health and beauty care industry and the Company's own middle management.

     Within this framework, the Company's Compensation Committee is responsible for determining all aspects of the compensation for its president and chief executive officer (the "CEO"), as well as the stock options to be granted to the Company's other executive officers. The CEO is responsible for establishing all compensation for the other executive officers, apart from their stock options.

     As one of the factors in its review of compensation matters, the Compensation Committee considers the anticipated tax effect on the Company and executives of various payments and benefits. Section 162(m) of the Internal Revenue Code generally disallows the Company's deduction for compensation in excess of $1,000,000 paid to the CEO or to any of the four other most highly compensated executive officers, unless such excess compensation qualifies as "performance-based compensation." The Compensation Committee will not necessarily limit executive compensation to that which is deductible by the Company under Section 162(m), but believes that Section 162(m) will not limit the deductibility of any compensation granted to date.

     The three key components of the Company's compensation programs are base salary, performance bonuses and stock options.

  BASE SALARY

     Base salary levels for all executive officers are reviewed annually. As part of this review, the Company takes into account the compensation packages offered by other companies in the health and beauty care industry and focuses particular attention on the compensation paid by a group of the Company's peers (the "Peer Group"). The Company also gives consideration to the experience, responsibilities, management and leadership abilities of its individual executive officers and their actual performance on behalf of the Company.

  PERFORMANCE BONUSES

     At the commencement of each fiscal year, the Company seeks to provide such executives with significant performance bonuses closely linked to their achievement of objective financial goals, such as growth in net sales, earnings before interest, income taxes, depreciation and amortization (EBITDA), and operating income and to more subjective goals, such as organizational development, team work and corporate efficiency which are based upon and exceed the Company's achievements in the prior year. In addition, at the end of each fiscal year, the Company may award bonuses to recognize special contributions made by an executive or his department to long-term strategic goals not specifically addressed in the individual incentive programs. In compliance with the 1993 Stock Target Ownership Plan, a portion of the executive's performance bonus may be paid in the form of Common Stock, with the remainder paid in cash.

  STOCK OPTIONS

     The Compensation Committee utilizes stock options as a key incentive because they provide executives with the opportunity to become stockholders of the Company and thereby share in the potential long-term appreciation in value of the Company's Common Stock. The Compensation Committee believes that stock options are beneficial to the Company and its stockholders because they directly align the interests of the Company's executives with those of its other stockholders.

     The Compensation Committee determines the amount of stock options, if any, to be granted from time-to-time to executive officers pursuant to the Company's 1992 Stock Option Plan. The majority of the options are incentive stock options which are granted at no less than prevailing market value. In the case of CEO incentive stock options, the exercise price is at least 110% of such prevailing value. Accordingly, stock options will only benefit executives if the price of the Company's Common Stock increases over the option term.

     The number of shares of Common Stock subject to individual options is usually based on the performance of the executive team as a group, as well as on departmental and individual contributions. Options are granted as compensation for performance and as an incentive to promote the future growth and profitability of the Company. In determining the number of shares of Common Stock subject to such options, the Committee considers the option and other compensation policies of the industry, with particular attention to the Peer Group. It also takes into account the outstanding options already held by each individual executive officer, and the projected value of the options based on historical and assumed appreciation rates of the Company's Common Stock.

  CEO COMPENSATION

     As is the case for the other executive officers, the CEO's compensation package consists of base salary, performance bonuses and stock options.

     The CEO's base compensation for fiscal 1997 was set by the Compensation Committee in October 1996 and remained unchanged from the fiscal 1995 level. In determining Mr. Berglass' compensation, the Compensation Committee considered the Company's performance and its achievement of its financial and business goals and evaluated Mr. Berglass' overall individual performance, both in the prior fiscal year and in the prior five years. The Compensation Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors.

     The Compensation Committee met on September 16 and 17, 1997 to consider Mr. Berglass' base salary and performance bonus for fiscal 1998. Based upon the Company's financial results for fiscal 1997, and the two years prior thereto, the Compensation Committee determined not to increase Mr. Berglass' base salary for fiscal 1998. The Compensation Committee developed a three-year performance bonus plan for the CEO. Under the terms of such Performance Bonus Plan, the CEO would be entitled to be paid a bonus only if the Company exceeds the net income levels projected for fiscal 1998, 1999 and 2000 pursuant to the Company's Amended Plan of Reorganization dated August 23, 1996 (the Plan). A performance bonus of five percent (5%) of net income would be payable for each of the fiscal years covered by the bonus plan if net income, as defined in the Plan, is exceeded by five percent (5%).

     The Plan further provides that the CEO would be eligible to earn a maximum performance bonus of seven and one-half percent (7 1/2%) of net income for the fiscal years ending July 31, 1999 and 2000 if net income in such year, as defined in the Plan, is exceeded by seven and one-half percent (7 1/2%) and net income, as defined in the Plan, in the prior year is exceeded by five percent (5%). Furthermore, if the maximum performance bonus is achieved in fiscal 1999, then the CEO would be eligible to earn a maximum performance bonus of ten percent (10%) of net income for the fiscal year ending July 31, 2000, if net income in such year, as defined in the Plan, is exceeded by ten percent (10%).

                                          COMPENSATION COMMITTEE
                                          Philip I. Wilber, Chairman
                                          Michael Leiner

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. Wilber and Leiner served on the Compensation Committee during 1997.

                     COMPANY STOCK PRICE PERFORMANCE GRAPH

     The following graph compares the Company's total return to stockholders over a five-year period commencing August 1, 1992 against the NASDAQ Market index and the Peer Group. The Peer Group currently consists of Chattem, Inc., Del Laboratories, Inc. and The Lamaur Corporation. The Peer Group for fiscal 1996 (the "1996 Group") consisted of Chattem, Inc.; Del Laboratories, Inc. and Mem Company, Inc. In October of 1996 the Mem Company, Inc. was acquired by Renaissance Cosmetics, Inc. Renaissance Cosmetics, Inc. is a privately held company and, as such, information regarding its results are not available. Therefore, the Company added The Lamaur Corporation to the Peer Group for fiscal 1997, which the Company believes to be comparable to it and other members of such Peer Group.

     Measurement Period                   DEP
   (Fiscal Year Covered)              Corporation         NASDAQ         1996 Group       Peer Group
1992                                      100              100              100              100
1993                                       57              122              125              130
1994                                       23              125               98               99
1995                                       17              176              132              138
1996                                       12              191              198              184
1997                                       12              282              373              323

ASSUMPTIONS:

     Assumes $100 invested on August 1, 1992 with reinvestment of any dividends. No dividends were paid on the Company's securities during the period.

                              INDEPENDENT AUDITORS

     KPMG Peat Marwick LLP served as the Company's independent auditors for the fiscal year ended July 31, 1997 and has been selected by the Company's Audit Committee to serve as the independent auditors for the fiscal year ending July 31, 1998. Representatives of such firm are expected to be present at the Meeting and will have the opportunity to respond to appropriate questions and to make a statement if they desire to do so.

                      SUBMISSION OF STOCKHOLDER PROPOSALS

     Any stockholder proposal intended for consideration at the 1998 Annual Meeting of Stockholders must be received by July 25, 1998 and otherwise conform to the applicable requirements of the Exchange Act to be included in the proxy materials relating to that meeting. It is recommended that any such proposals be sent to the Secretary of the Company by certified mail, return-receipt requested.

                                 ANNUAL REPORT

     The Annual Report to Stockholders covering the Company's fiscal year ended July 31, 1997 is being mailed to stockholders of record and beneficial stockholders at the same time as this Proxy Statement. The fiscal 1997 Annual Report to Stockholders includes the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission (not including exhibits).

     The Company will provide without charge to any person, on written request of such person, a copy of the Company's Annual Report to Stockholders. Written request for such copies should be addressed to Investor Relations, DEP Corporation, 2101 East Via Arado, Rancho Dominguez, California 90220.

                                 OTHER MATTERS

     The Board does not intend to bring any matter before the Meeting except as specifically indicated in the notice, nor does the Board know of any matters which anyone else proposes to present for action at the Meeting. If any other matters properly come before the Meeting, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Meeting, will be authorized to vote or otherwise act thereon in accordance with their best judgment.

     The Compensation Committee Report and the Company Stock Price Performance Graph that appear herein shall not be deemed to be soliciting material or to be filed with the Securities and Exchange Commission under the Securities Act of 1933 or Exchange Act and, unless specifically incorporated by the Company, shall not be deemed incorporated by reference in any document filed under such Acts.

     ALL STOCKHOLDERS ARE URGED TO PROMPTLY VOTE, SIGN AND MAIL THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.


                                               /s/  JUDITH R. BERGLASS

                                                    JUDITH R. BERGLASS
                                                         Secretary


Rancho Dominguez, California
October 31, 1997

                                DEP CORPORATION

              ANNUAL MEETING OF STOCKHOLDERS -- DECEMBER 5, 1997

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned stockholder of DEP Corporation, a Delaware corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 31, 1997, and appoints Robert Berglass and Grant W. Johnson, or either of them, proxies with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Stockholders of DEP Corporation to be held Friday, December 5, 1997, at 10:00 A.M. (local time) at the Holiday Inn, 19800 South Vermont Avenue, Torrance, California, and at any adjournment or postponement thereof, and to vote all of the shares of Common Stock of the Company which the undersigned would be entitled to vote if personally present on the matters set forth below:

1. ELECTION OF DIRECTORS:               [ ]  FOR the nominees listed below      [ ]  WITHHOLD AUTHORITY to vote for
                                             (except as indicated)                   the nominees listed below

 IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE, STRIKE A
                    LINE THROUGH THAT NOMINEE'S NAME BELOW:

                     Alexander L. Kyman        Michael Nave

2. OTHER MATTERS:

   In their discretion, the proxies are authorized to vote upon any other matters which may properly come before the Annual Meeting or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE ABOVE
                                   DIRECTORS.

                                                       (Continued on other side)

    THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS IN PROPOSAL 1.

                                                     Date:              , 1997
                                                          --------------

                                                     ---------------------------
                                                            (Signature)

                                                     ---------------------------
                                                            (Signature)

                                                     NOTE: Please sign exactly
                                                     as shown at left. If
                                                     stock is jointly held,
                                                     each owner should sign.
                                                     Executors, administrators,
                                                     trustees, guardians,
                                                     attorneys and corporate
                                                     officers should indicate
                                                     their fiduciary capacity
                                                     or full title when
                                                     signing.

                                                     [ ] Please check if you
                                                     have had a change of
                                                     address and print your
                                                     new address and phone
                                                     number below:


                                                     ---------------------------


                                                     ---------------------------


                                                     ---------------------------

   PLEASE VOTE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED
                                   ENVELOPE.